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Exhibit 21.1

ZAZA ENERGY CORPORATION
AND SUBSIDIARIES AS OF MARCH 15, 2012

Company	Jurisdiction
Toreador Resources Corporation	Delaware
ZaZa Energy France S.A.S (f/k/a Toreador Energy France S.A.S.)	France
Toreador International Holding LLC	Hungary
ZaZa France S.A.S (f/k/a Toreador France S.A.S.)	France
ZaZa Holding S.A.S (f/k/a Toreador Holding S.A.S.)	France
ZaZa Holdings, Inc.	Delaware
ZaZa Energy, LLC	Texas

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  Exhibit 21.1